Exhibit 99.1

CORPORATE PARTICIPANTS

Matt Eichmann, Vice President, Investor Relations

Pete Watson, President and Chief Executive Officer

Tim Bergwall, Division President, Paper Packaging & Services and Soterra

Hari Kumar, Division President, Flexible Products & Services

Larry Hilsheimer, Executive Vice President and Chief Financial Officer

Michael Cronin, Group President, Rigid Industrial Packaging & Services EMEA and APAC

Chester Tsai, Division President, Rigid Industrial Packaging & Services APAC

Ole Rosgaard, Division President, Rigid Industrial Packaging & Services Americas

PARTICIPANTS

Adam Josephson, KeyBanc Capital Markets

Mark Wilde, BMO Capital Markets

Chris Manuel, Wells Fargo Securities

Gary Merwitz, Investor Counselors of Maryland

PRESENTATION

Matt Eichmann:

Everybody, good morning. Good morning. Thank you very much for coming to our Greif’s 2016 Annual Investor Day. Some of you have traveled from all over the country. We really appreciate you making the time to get in. Everybody’s contributed time today. We really appreciate you sitting with us this morning. I’d like to welcome everybody on the webcast as well, too.

My name is Matt Eichmann. I head up the Investor Relations efforts here at Greif. I’m just going to take you through a couple of slides very quickly on housekeeping and logistics and then we’ll get into the brunt of the presentation.

So just from a safety perspective, if we have to evacuate this room for fire or any other type of emergency, there are multiple exits and multiple stairwells. But what I will tell you is the easiest way to get out is to go through these double doors to my right, make a left, and there’s a staircase in that back hallway that takes you right outside. So in the event of having to get out of here quickly, please do that.

Within the room itself, if you don’t mind please muting your phones or silencing your devices just for the benefit of all that are in the audience today, we would greatly appreciate that as well.

We also have a considerable amount of food and beverage outside in the hallway there that you all have seen. It will not bother us whatsoever if you want to get up and grab something to eat or drink or recharge your coffee, so please do that at any time. You’ve seen where it’s at.

This is our Safe Harbor. Obviously we’ll be talking about forward-looking statements today. I would just encourage you to review this at your convenience. It’s also in the presentation that you have at your table.

Finally, just the agenda for itself, I won’t take you all the way through this slide other than to point out that we’ll have a couple of different Q&A sessions this morning. So about halfway through the presentation we’ll do the first Q&A session and at the end of the presentation we’ll do the second Q&A session. If you have a question when we get to the Q&A, please raise your hand. We’ll bring a microphone over to you. We are webcasting today’s event, so it’s really important that we have microphones and that you ask a question over the mic so that everybody can hear you. We’ll get to that first Q&A about halfway through the presentation.

Okay. So with that, we’re ready to commence and I’d like to welcome Greif’s President and Chief Executive Officer, Pete Watson.

Pete Watson:

Well, good morning, everyone, and thanks for being with us. An interesting sum of interesting events this morning and late last night, so I appreciate your commitment to come and look forward to giving you a story about what we’re doing in Greif.

Today we’re going to talk a little about three objectives to achieve. One, we want to introduce you to our Leadership Team at Greif. We want to provide you an update transparent view of our transformation process and confirm our commitments to our 2017 financial performance. We also want to give you the opportunity to address questions to any of the Leadership Team we have here.

So let’s start first: why invest in Greif? To look at what we’re doing and why we think we’re on the right path, it’s all about our vision toward customer service and being the best customer service Company in industrial packaging; there’s a big focus on that. We think we have a lot of risk mitigation components of our business. We have a diverse portfolio with a diverse product line mix and we’re in diverse regions of the world. We think everything we’re doing in the transformation process, all the activities we’re doing to drive better execution discipline, will drive more reliable, more sustainable earnings and cash flow. Today we’re really looking forward to having the opportunity to demonstrate to you what we’re doing in the businesses and why we think it’s sustainable.

I’m very confident in what we’re doing. I’m very, very pleased and encouraged by what our team is doing and I’m really excited about the future of Greif.

So we are a global leader in industrial packaging. As we’ve mentioned, we have a diverse global platform. What I’d like to do is introduce to you the Greif Team that’s here. So I’ll first start with Rigid Industrial Packaging. Our President and Group President of EMEA, APAC, and our Global Key Account Sales Team is Michael Cronin; the President of our RIPS Americas Group, which is North America and Latin America, is Ole Rosgaard; then we have our Division President from Asia Pacific all the way from Taiwan, Chester Tsai.

So if you transition to our next largest business, Paper Packaging & Services, we have our Division President of Paper Packaging & Land Management, Tim Bergwall; and our Flexible Products & Services—and we made a change, as most of you know, three months ago. I’d like to introduce you to Hari Kumar as the President of our Flexible Products business.

I’d also like to introduce you to other members of our Executive Corporate Team. You all know him, but Larry Hilsheimer who’s our Executive Vice President and CFO. We have Gary Martz. Where’s Gary? He’s our Executive Vice President and General Counsel; DeeAnne Marlow, who’s our Chief Human Resource Officer; and David Lloyd, who is our Corporate Controller and Treasurer.

I’d also like to introduce—and most of you know him—Mike Gasser, the Chairman of Greif, and we’re really pleased that he could be with us and show support and get a chance to visit with all of you.

So our path to transformation, it started 18 months ago and I’m very pleased with the progress we’re making. We still have a lot more to go, but, again, I think we’re making the progress we expect at this point and I’m here today to confirm our commitments to the 2017 targets we set 18 months ago. Larry Hilsheimer will go over that in great detail during his presentation.

So let me go through our vision and the foundation of the transformation, which is our vision in industrial packaging. We expect to be the best performing customer service company in the world, and that’s really critical as we go forward. We’ve got a huge emphasis on serving our customers profitably and we have three strategic priorities that we’re executing on. It’s building teams aligned to deliver value; it’s our focus on customer service excellence; and achieving transformational performance. We call that the service profit chain and it’s really about engaging our teams to delight our customers to drive profitable growth. What I’d like to do is review these three priorities and talk a little bit about it.

Our first priority is about our teams. How do we engage our teams? How do we build teams? So we built a really good team, a team I’m very confident in; a collection of people that really form a very cohesive team and focused on doing the right things. They’re engaged. They’re getting their people engaged and there’s a real focus on delivering value, and I expect that you’ll see that trend when they’re talking.

The other thing I’m really impressed with is our not only taking the top talent we have, but we’ve been very impressed with the capability and the talent we’ve been able to attract at Greif. About half of the people in our Executive Team are new to Greif within two years, and I think our value proposition to people, both inside Greif and outside Greif, is very strong and we’re very happy with where we’re going.

The other big thing in talking about teams is we’re creating a culture of accountability and discipline, and that’s really important. It’s really driven by the behavior of our Leaders that are here today. Ultimately, that rests on my shoulders. You’ll see the whole premise we need to execute with discipline in our operations, and that starts with accountability and it starts with our Leadership Team. So I expect that you’ll see a lot of that theme throughout the meeting.

Our second priority is about customer service excellence. So when you look at studies, studies will show when you have high customer loyalty, that drives profitable growth, and that’s one of the large premises of this transformation and what we’re going to do. We need to be the best performing company on customer service in every single market we compete in around the world, and we cannot be weak in any of the links; we have to be consistent in our brand and we have to win in markets through customer service, and that’s what we expect to do.

Our expectation of myself and our leaders is that they have to operate from the market back, and the expectation is they are very engaged with our sales group and very engaged with our customers. I think you’ll see that theme throughout the day.

If you look at how we’re going to measure customer service, it’s really two metrics. The first is our customer satisfaction index, and, quite frankly, that’s an internal measurement about do we do what we say we’re going to do with our customer: do we meet their needs on a daily basis? And that’s involved: do we deliver on time and in full; do we meet the quality requirements of our customers every day; do we reduce the number of complaints we have, and then when there are complaints, how rapidly and how successfully do we convert those complaints to solve customer problems? Our goal is to achieve over 95%. As you can see in this chart, we’ve made great improvement from 2015 Q1 to where we are now, but if you look at what our baseline goal is of 95%, we’ve got a lot of opportunity to improve, and I would expect when you talk to us and when we publish these metrics you’ll see continuous improvement in this measure.

The second metric is the Net Promoter Score. Some of you may have heard this, but it’s a methodology that’s very popular in business. It talks about an external measure through customer surveys, and what we’re really trying to do is score our customer loyalty. Really quickly, what it does is it’s a survey that asks customers, “Would you promote Greif to others?”—where you see a differentiated experience and they would promote us to other people. Others that say, “We’re unsatisfied,” and they’re a detractor, so they would not recommend Greif to someone else. Or there’s people that’s passive: they like what you’re doing, but you’re not differentiated either way, you’re not differentiated in a positive way, you’re not differentiated in a negative way. So the score takes promoters minus the detractors and that provides a score.

So if you look at manufacturing companies, the top tier best-in-class is over 50, and majority of those best companies earn 50 to 60. So our Net Promoter Score globally as a Company is 40. So this is a baseline where we are and our expectation is to continue to improve. Again, if customer service excellence is the foundation for our performance, we expect to be in the top tier. So that’s one of the key metrics we’ll use to ensure that we are creating customer loyalty.

I will tell you we’ve got one business that is scoring in the 95th percentile of all companies and you’ll get a chance to see that during the presentation.

Finally, we’ve got three elements of how we’re transforming our performance. It’s really about how we optimize and strengthen our portfolio; how we are expanding our margins through fundamental operating improvements; and then how we operate with fiscal discipline. So let me go through one at a time.

We talked 18 months ago about we needed to do three things with our portfolio. We need to divest companies or businesses that were not core to Greif in our mindset, or we were not the natural owner in a given region; we didn’t think we could win effectively in a market. We also said there was underperforming plants in operations that we were either going to fix or close. Then there was targeted growth areas.

So I want to talk through what we have done today. We have had 22 divestitures since the end of 2014. We have closed 13 operations. As difficult as that is to do, a part of transforming your Company is about making difficult decisions and we’ll do that. We’ve also targeted growth in two areas: the Paper Packaging business and our Global IBC network, and as you can see, we’ve made great volume growth and value advantage in both of those businesses. You’ll get a chance to hear the Rigid Industrial Packaging Presidents talk about their IBC strategy and growth, and you’ll also hear Tim Bergwall talk about what they’re doing growth-wise in Paper Packaging.

Last, we’ve built three brand-new facilities, predominately to serve our strategic customers. In Germany, we’ve built an IBC and reconditioning plant to serve that growing customer base in Europe; we have built a state-of-the-art large steel drum plant in Saudi Arabia aligned to a specific strategic customer; and then we’ve expanded our CorrChoice sheet feeder network in the US just recently.

So expanding our margins; so we’ve talked a lot about this. Our goal is to expand our margins Enterprise-wide through a disciplined execution of what we call the Greif Business System. We’ve had many people talk about this. The thing that’s different in the last seven or eight months from the past five years is that we’re going from a decentralized Greif Business System to a center-led Greif Business System. When I say center-led, the gentlemen there and myself are the center. What we expect: a very demanding process standard way we do business day-to-day, both commercially, operationally, and how we do sourcing and supply chain, and how we align those activities together as one drive value. So what we’re trying to do is where we drive out waste in cost, how we price and target business we’re selling, and, quite frankly, there’s activities we may do that customers don’t value and aren’t going to pay for. So it’s a holistic view of how we run our business from a standard process and a disciplined execution of our day-to-day business.

We also have a very, very sharp focus on price and product mix management. I’ll tell you what our first focus is, is how do we grow the quality of our market share, which is about extracting value in our business; and then secondly, the quantity of market share, which is about volume. You can’t have either/or. But I will tell you—and we’ve talked about it significantly in the past six months as I’ve been CEO—value trumps volume, and the quality of the market share to me and to our business is much more important than the quantity. We are not going to chase volume to chase volume. We are going to go after quality and what we expect to provide our customers and get paid appropriately for it.

Our gross margin target is 20%. We feel real good about the trend we’re on. I will tell you I think we’ve got bigger opportunity there, and we’re doing this in spite of pricing pressures in the Paper Packaging business. I think that’s part of our risk mitigation portfolio is when we have one business that’s lower, we have another business that can do better. So, again, this is about how we operate fundamentally and execute and have the discipline to drive change and drive improvement day-to-day.

Finally, it’s about operating with fiscal discipline. We talked about we have to have a cost structure that we can afford and we have to generate cash out of operations. So if you look at where we’re going, we’re making good improvement in our SG&A. This year alone we’ll drive $30 million to $35 million in reduced SG&A cost, and our operating, excuse me—our cash flow will be 2x improvement over a year ago, and we’re doing that through building execution discipline in our businesses every day. I’ll reemphasize it is very, very important to Larry and I and our Leadership Team to drive cash out of operating working capital efficiencies. It should be a source of cash, not a user of cash.

So finally what I’d like to do—for the remainder of the day, you’re going to hear from our Leadership Team, and what I would expect you’ll hear is the commitment to the vision, about customer service excellence, and about being the best performing customer service in each of the markets we serve. You ought to see that there’s a focus on execution discipline in our three strategic priorities, and then most importantly, how we are creating economic value to that process.

So with that, I’d like to introduce you to Tim Bergwall who’s our Division President of Paper Packaging & Land.

Tim Bergwall:

Great. Thank you. Good morning, everyone. My name is Tim Bergwall. I’ve been with Greif for 14 years. The last three years I’ve been running the Paper Packaging Group, and the six years prior to that, I was running our Mill System. As many of you know, the landscape is changing pretty quickly in the corrugated and containerboard industry. We’ve had a lot of new entrants in our industry; we’ve had a lot of new mill capacity, about 2 million tons since 2011; and we’ve had a lot of acquisitions downstream as those new entrants and those growing mill systems try to raise their integration. So what I’d like to do this morning is talk about where does Greif fit into all that: what are we doing to grow and what are we going to do to sustain our financial performance?

So I’ll start with just the strategic goals overall. We do want to grow. As Pete mentioned, we are earmarked for growth in our business, but we want to do that in a balanced way between our mills and our downstream converting so that our integration goes up and we don’t see it go the other direction. We added about 50,000 tons of capacity to our mills last year and now it’s time to grow that converted side of the business so we don’t lose ground on integration. Our goal is to be over-integrated over time, so we want to be over 100%.

We shape our portfolio through growth in Specialty Products. We are a smaller niche player within this industry. There are a lot of things we can do to grow Specialty and that’s what we’re working on. I’ll talk more about that in a minute. We want to continue to expand our customer service model. We think we have a very good model. We’ve got some plans to make it even stronger. Then lastly, we want to keep focusing on people development and our continuous improvement teams, and I’ll go into a little bit more detail on that.

So for those of you who aren’t familiar with us, I’ll just give you a very high-level summary of our business. We’ve got two paper mills; we produce about 760,000 tons a year of containerboard; and we’ve got a large sheet feeding network that also does some converting of products. That business will produce about 9 billion square feet a year of product, so when you look at the containerboard consumption associated with that plus the fiber drum plants that we have, all in, Greif is consuming about 640,000 tons of containerboard per year. So if you compare that to the 760,000 tons that we produce in our mills, it would imply an integration rate somewhere in the low 80% range. I say ‘imply’ because there are times when we choose not to integrate. We want to be buying optimistically from our converting sites and selling opportunistically from our mills, and there are times when we’ll bring that integration back in-house. This year, as an example, we’re up a little bit versus last year.

So when you look at our go-to-market model, the one thing we like to talk about is that we really are a non-conflict partner to the entire industry, and that’s because we’re really not in the box business. We don’t have box plants in the market battling with our customers. We’re a raw material supplier and we also make products that are complementary to what they’re trying to do for either further conversion or simply to broker items that we might make and they can resell.

So the value proposition really is three things. It’s high service, it’s a broad range of products that we offer—all of these are viewed as being valuable by corrugated converters—and it’s resources. So when I say resources, what we will do is in a given market we’ll apply resources to our customer’s business to help them grow and to help them drive out cost; continuous improvement people, safety people—we even send in maintenance people and electricians if they need help. So in doing that, it really helps us establish deeper relationships. We found that the model really helps our loyalty and it helps us grow, and it makes us a partner that they really appreciate.

An example of the fact that we’re really selling everybody in the industry is the pie chart. If you look at that pie chart, this is 2015 sales from the CorrChoice business. Thirty-four percent of our sales actually go to companies that have corrugators. So as you think about a changing or a shifting industry, regardless of who owns that box plant, there’s an opportunity for us to sell them because they see value in what we do.

I want to go a little bit deeper on our customer service model. As Pete mentioned, CSI, Customer Satisfaction Index, is something that we’re measuring. We spend a lot of time and effort on the fundamentals. Things like on-time delivery, complaints, how quickly can we resolve them—and we’ve been able to maintain a score of around 95% for several years. We measure this every day, every week. We have performance sessions every month with our operators of every plant, and we’ve always got our eye on that ball. The real differentiator for us, though, other than the fundamentals, is our service model. It’s really having the shortest lead times in our markets, being able to turn around a very complex mix of business quickly. An example of that is the CorrChoice sheet feeder network. Their average lead time is 18 hours. Each plant will process about 500 orders per day and we do all of that literally overnight, so it’s a model that we’re trying to replicate with other products. What I mean by that is we want to have the shortest lead times in every product category and have unprecedented service. So whether it’s triple wall or coated products or even containerboard, we want to have a lead time that’s the shortest in the market, and that’s even on complex mix needs.

The last thing I’ll point out on this slide is the Net Promoter Score. We’ve actually been measuring Net Promoter Score since 2012 in Paper Packaging. We finished our last survey last month and we actually scored an 80, which is very high. When you compare that to other manufacturers that are benchmarked—companies like Caterpillar, John Deere, 3M—they’re scoring around 55, 60, so we’re clearly—an 80 is a very high score. So it’s a nice confirmation that our value proposition is being viewed as something customers care about, but I think more importantly, those surveys also contain open-ended questions, and we’re learning a lot about what new things we can do to expand that lead even more.

Turning to growth, we’ve had six growth projects in the last 12 months that we’ve completed. The big one was obviously the modernization of our Riverville Mill, about 50,000 tons more of capacity, improvements in our product quality, energy reduction, things like that. But what I wanted to highlight is some of the changes that we’ve made in our converting, some of the growth in the converting area. The first one is the Litho-Laminated line, which is up in Mason, Michigan. We’ve been in the litho-lam business for a while, and this is basically a graphic top sheet; it’s got the graphics on it. We marry that to single phase corrugated and that gets sold out to converters to make it into displays and graphic boxes, things of that nature.

It’s a growing business. It’s growing at about five times that of brown box. We found that our asset was oversold was up in Michigan, so we’ve added another one. It’s installed. It’s running very well. It has some capability that no one else has in North America, things like double wall asitrade, which is going to be a great product for us. So that install went very well.

In the middle of the screen you’ll see our new Specialty Coater. This is a new business for Greif, and the basic model is that we take paper from our containerboard mills, standard grade as brown paper, and we coat them with either solid colors or functional coatings. So it’s been a great way for us to take a standard grade of product and sell it into the market with a value-added approach. So whether we run that through a sheet feeder system or if we sell those coated rolls on the outside, that’s going to be a nice growth engine for us as well.

When you think about things like brass replacement corrugated, some of the trends that are out there, that speaks to a coating business. So we think that’s going to grow quickly.

Then lastly, Pete mentioned the new corrugator. We did add a high speed corrugator to our Concord, North Carolina facility. That was a nice complement to that site. It’s 110 inch corrugator that was already there. They had bumped up on capacity. That new line is running very well. When I say high-speed, that asset will run about 60,000 lineal feet per hour. That compares to the rest of our fleet, which runs about 37,000 lineal feet per hour, so almost two times that of the rest of our fleet, and the rest of our fleet is very well-capitalized as well.

So when you look at all these projects together, our volumes through the first six months of the year are up about 14% within the CorrChoice sheet feeder group, our mill volume is up about 3%, and our Specialty sales are up 15%. That’s all versus a backdrop of a corrugated industry that’s only growing about 1.8% when you compare it to our fiscal year. So clearly we’re outpacing the market.

Shifting to cost, obviously we have had some headwinds with pricing, indexed pricing moving on medium. OCC has ticked up a little bit in the last few months, so continuous improvement in driving down cost is a very critical thing for us. This is a core competency of Paper Packaging. We’ve been doing it for a long time; we have a dedicated continuous improvement manager in every location; we have continuous improvement teams; and we have a very structured process around doing annual diagnostics, having a plan to capture value, and attacking those projects one at a time. When we complete one, new projects enter the funnel.

So I want to show you some examples of that. Our energy in our mills is down about 14%. That’s consumption; that was second quarter versus the last prior couple of years. That’s a big cost category for a mill, other than fiber energy is the highest cost. So that 14% on a run rate would be about $4 million a year, so that’s a really nice project. Now, we obviously got some of that gain from the shoe press install, but we’ve had dozens of projects in energy and they all contributed to that number dropping the way that it did.

I also want to comment on efficiencies in our mills, and specifically Riverville, which is our biggest site. Metso, which is a big equipment supplier in the pulp and paper industry, did a study of 138 containerboard machines around the world and they looked at total efficiency, which really means, in short, how often are you up; what is your uptime look like; how well do you run that asset? We were ranked number four and number 18 out of 138 machines. So, really a nice confirmation that that continuous improvement team and our Group has got world-class uptime.

I’d like to shift to the sheet feeders for a minute. They’ve also had the continuous improvement engines running pretty hard. Every year we go down in waste in the CorrChoice Group and we go up in productivity. If you look at since the transformation started, waste is down 12% and our productivity is up 6%. So if you think about what is the value of waste reduction, for every 1% that we go down in waste, it’s worth about $3.5 million a year in value to us. So that 12%, it means—we’re roughly at 6%, we drop the 12% down to about 5% and we’ve got plans to take it even lower.

Shifting into operating working capital, we are down about $10 million versus last year, so we’re making great progress there. There’s a lot of levers that we’re pulling on here. If you look at our inventories, which is obviously a critical thing we look at, especially when the demand picture is a little bit more challenging, it’s down. Our inventory is actually down versus last year. We’ve introduced a new operations planning role in our Group—new tools, new process—and that just helps us see demand trends faster. It helps us understand our consumption more effectively and we can make better decisions on a day-to-day basis.

Daily Sales Outstanding, DSO, is also down. This time last year we were at about 45 days and that’s down to 37. We’ve been doing things like electronic fund transfers, a lot more attention on our aging, holding customers accountable to pay us based on our commercial agreements, things like that, so just a lot of time and attention on the fundamentals. We’ve also got some interesting things going on with unearned discounts and accounts payable.

So just to conclude and have some key takeaways on Paper Packaging, we really feel like we’re well-positioned in a shifting industry, and what that means is there is some ownership changes going on within our industry, but we’re very confident we have a high integration level and we believe we have a value proposition that’s compelling and that’s really confirmed by our customers. So regardless of who owns that box plant, we believe we’ll have business there.

Then lastly, we have a very strong Leadership Team in Paper Packaging. They’ve been in their roles a long time; they’re very seasoned; they’re very experienced; and they spend a lot of their time developing people and making sure that the continuous improvement engines are running hard so we have a talent pool that as we grow, we’ve got leaders we can draw upon to run a growing business.

So that concludes my comments and look forward to any questions that you might have. I’d like to introduce my colleague, Hari Kumar, who runs our Flexible Group.

Hari Kumar:

Thank you, Tim. Good morning and welcome again to the Greif Investor Day. Thanks for taking time today to better understand our businesses. My name is Hari Kumar. I serve as the Division President for the Flexible business for the past three months. I’ve been with Greif for six years. Four of those six years were actually in the Flexible business. The last four I had in that business was to lead the Asia Pacific turnaround. It took three years and in Asia we saw sustainable profit improvement. China, consequently, which is a large business that we had in that region, was the largest profit maker in the Flexible portfolio. After I left the Flexible business, I worked two years leading the Greif transformation initiatives, very closely with the Leadership Team here, and also across the Greif portfolio.

I want to introduce you and give you a good insight on how we’re going to turn the Flexible business around. Obviously the sense of urgency here means that we’re planning impact as soon as possible towards the end of this fiscal year, so in less than five months from now. The turnaround is focused on four levers.

Number one, delayering the organization; what we’re trying to do here is to take the Leadership Team closer to our customers and market, but also closer to where the issues are, and to our employees. The reason that’s important is we believe that that’ll make us take faster decisions, make right decisions, and the central Leadership Team we have right now is very lean. For example, all the “fix” Business reports directly to me. I’m responsible for making sure that we don’t lose business around. The focus again is on making this Leadership Team do less of review and updates and more of problem-solving. Obviously there’s an SG&A element to it we’re trying to reduce costs, but for me I see this as a side benefit. We’re almost two-thirds of the way to execute this first lever.

Second is to fix our underperforming assets. There are three big ones: Turkey, Vietnam, and Mexico. Each one of them are an underperformer for some customized reasons, or for some specific reasons, so obviously the solutions are different. We have to develop a customized solution, which we have done, and I’ll share that a little later in the presentation. We’re almost halfway through executing that lever.

Number three is to balance our network through centralizing third-party sourcing. We are the largest bag maker in the world, but we also buy a lot of bags through third-party providers. Right now we do it in a decentralized way; all the commercial offices go into multiple vendors and buy bags. So we’re going to centralize that and gain benefits of better pricing, more efficient buying, as less quickness our speed in buying the right products. So that’s a big lever for us in turning this business around.

Once we finish the first, second, and third, we believe that we’ll have a stable platform for this business to grow. So we’ll focus on growth, growth in certain targeted geographies, some specific market segments, as well as in key products.

Customer service excellence. If you look at the chart here, the scores have improved over the past six months, but this business is not where it needs to be. You all saw Tim’s slide on Customer Service Index. We want to be like that, 95% plus, and it’s good that we have a business right here in Grief that’s at that world-class performance. So all we’ve got to do is to learn from our own businesses. There are pockets, there are areas, there are some businesses in Flexibles that are actually doing very well. So what we are trying to do is to get the best practices together, look at things we’ve done well in the past and not so well in the past, and learn from those, and train our associates to do things better.

We are trying to create a culture of customer service excellence through concentrating, through feedback, through communication, through a framework that we have developed within Greif, and also making sure that our customers have a good experience and they buy bags from us, and also are loyal and delighted with our services. So that’s kind of the long-term plan.

We’re also actively responding to some key customer requirements. So recently we launched a new and updated product on Type D. A Type D bag is a bag that is antistatic. So these are bags that when customers fill their products they eliminate the static electricity buildup. So this is something that a lot of the customers wanted us to develop and we did. So we’re going to launch that—we actually launched that in some specific markets.

Second one is the infant food technology. This is, some more key customers approached us for making high hygiene bags for them to put infant food products, such as milk powder. It’s an extremely high hygiene, very, very high standards of requirements. So we’re building a state-of-the-art facility in Izegem in Belgium, and the construction there is targeted to commission in November.

On portfolio improvements, we’ve closed five facilities and we’ve sold non-core assets, also five. So we think we have a balanced portfolio, but we’re focused on making that balanced portfolio work a lot stronger. So we’re focusing on the underperforming assets. Turkey is a big one there. There are two major priorities: one is to get the cost down; the second is to improve the productivity. As most of you know, we added in-house labor at Turkey a few months back and so our costs are higher, so we want to make sure that the costs go down. The way we’re doing that is to make some sale improvements, around 15% in Phase 1, and right now in the past three months the Turkey business is showing about 14% to 15%, so we’re right where we need to be. Over time in terms of number of hours, it’s dropped more than 50%, so we’re happy with that, but, again, it’s not enough.

Vietnam is a little different problem. It’s a smaller problem. We made a leadership change there and a person that’s very experienced in running concession operations is in charge of running Vietnam right now. We’re also going to fix—we’re going to also put some volume into Vietnam from not only the local market in Asia, but also from rest of the business. We have also Chinese operations, which is now the best performing operations in Flexibles, to also support Vietnam. So I think we’ll be able to fix Vietnam within the next four or five months.

Mexico is a tough one. Mexico is the biggest challenge we have. It used to be a small workshop making 25,000 to 30,000 bags, and we expect that this business will make four times more bags. So that’s a big ask. It has the machines for that kind of work. It has the demand for that kind of work because we get it from the US market where we are pretty strong. But what it doesn’t have is two things. One, the Mexican operations requires talented people, so we put together a good HR Team to look at sourcing of labor there, where we can get better labor; how we can make them more skilled and how we can retain them; and very targeted specific training, especially on first-line supervisory skills that can make our labor more effective in their job. We’ve also landed the best Technical Team we have in Mexico. They’re there for the past two months to help the team build up the technical capability so that we can scale the Mexican operations.

While equally important, we’re also focused on targeting high-end market segments. I mentioned Izegem. The picture that you see at the top is the site as it’s being constructed. I was there last week. It’s on track. There are no issues there. We don’t face any challenges. We’re four days ahead of schedule, so we’ll definitely hope to launch it in November.

Gross margin improvements, three actions we’re pursuing. One is to buy raw material at a good price, lower than the raw material index. The team in Turkey is doing a good job so far maintaining that spread, so we’re happy with that. We just need to continue to focus on maintaining that level of performance. Number two, I talked about centralizing third-party sourcing. I already mentioned the reasons why it’s important: it gives us better prices; it’s more efficient. We’re going to source the third-party buying in our Germany office because they’ve done really well in the past. They have a good team and they use unified methods and a simple tool to make that happen. So we’re going to double down on that and make sure that we can balance the portfolio and build margins.

On labor costs, the focus is on reducing labor costs in Mexico, Vietnam, and Turkey.

Last, we’re also pursuing high-end bags and higher-end value-added services to build up our markets.

In terms of fiscal discipline, I think this is a good story for our Flexible business. We’ve already taken out about 360 basis points in SG&A. That’s about a €10 million business. That’s €10 million costs out, but we’re continuing to do more. I think the target is at least 500 basis points over last year. So, as I mentioned, I think we’re already two-thirds of the way into that execution strategy. We’ve already taken out 15 days of inventory days outstanding from large commercial operations, so that project is going well, and the next one is to focus on the days payable and make it—and prolong them.

Finally, I want to leave you with some key takeaways. So I know that all of us know that Flexible business has been an underperformer for several years, four years now. So what’s different about this time? I think that there are three key differences. Number one, we’re doing this internally. We’re not relying on outside consultants or third-party experts. Not that there’s anything wrong with it, but we’re relying on in-house expertise. What that does is, a) you get buy-in; second, there is more execution confidence; and, third, there are large—there are some pockets of Flexibles that do really well, so we’re going to look at the practices that work well within our business and then try to customize that into the other parts of the business. So that’s one difference.

Second, as you all know, Greif bought four leading legacy companies, and with that came a lot of talent. I don’t think in the past we fully leveraged that talent. So, right now, we’re putting our business—we’re putting a large part of the initiative on this legacy talent that we have. These are people that have won in the market before, that know the markets, that know the customers, that know the parts. So we’re going to leverage them fully to execute the turnaround this time.

Lastly, I think we’re going to fully leverage the success that we have seen in the other parts of Greif business. I mentioned already China, so that’s something that we will replicate from the success in China. Ole Rosgaard, who heads the Americas business, was recently with us in Turkey. Ole’s turned the business around in seven months, so our team there was very excited to hear him talk about how he did it. They were challenged, inspired, excited, and confident that this can be done here too. I think as we concluded there, the Flexible business has all the right ingredients. We just have to make sure that we mix and match them in what makes sense for each of the businesses.

Thanks. With that, I invite Matt Eichmann for the Q&A.

Matt Eichmann:

Thanks, Hari. I appreciate it. Ladies and gents, if you have questions at this time, please feel free to raise a hand and I’ll walk the microphone. Thank you.

Adam Josephson:

Thanks. Thanks, Matt. Adam Josephson from KeyBanc. Tim, just a couple questions for you. Thank you for your presentation by the way. Just one on the inventory issue you discussed. You mentioned your inventories are down versus last year. As you know, many of your peers have talked about the need to carry more inventory on a kind of logistics problems or otherwise. It sounds like you have not had that problem. Can you just discuss why your experience might’ve been different or if it has been different?

Tim Bergwall:

Yes. Thanks, Adam. Actually, we do use rail out of the Riverville Mill. But we have actually been moving more freight over the road. We’ve experienced the same problems with rail, quite frankly, so a larger percentage of our shipments are going over the road. But, the thing—and we’re integrating more, so we control more of it internally. But we have not experienced any issues lately and so we’re comfortable with moving those inventories down, and we can still maintain the service levels that we need.

Adam Josephson:

And two others, Tim—just one on the integration issue. You talked about obviously the increasing integration in the domestic market. That obviously has not prevented the 2 million tons of capacity since 2011 that you referenced earlier. Some have said that they think this increasing integration will somehow prevent future capacity additions. What’s your view of that issue?

Tim Bergwall:

Yes. It’s a great question. How attractive will it be to continue to build out more containerboard capacity? The only one that I’m aware of that’s on the docket right now is about 400,000 tons, which is, I believe, Three Rivers. Other than that, there aren’t too many things announced. So we may move into an environment where it’s not as attractive. As more people integrate their systems, the question is going to be how it shakes out downstream, in my opinion. But I don’t look for a lot more growth in capacity, I really don’t.

Adam Josephson:

Just one on e-commerce, Tim. It’s been a much discussed topic. Can you try to quantify any impact, positive or, for that matter, negative that it’s had on your business? Do you have any view as what impact it’s had on the market as a whole as it relates to volume, pricing, logistics, the need to carry more inventory otherwise? Thank you.

Tim Bergwall:

Yes. Sure. I mean, e-commerce has definitely helped the industry. I don’t have numbers in terms of shipments. I’ve heard a lot of percentages thrown around, but—and we’re not really an end box user; we’re selling sheets. But a lot of our customers report that they are growing with e-commerce channels. We also like it from an OCC perspective because a lot of those boxes end up in the household. They get recycled more readily at the curb, and obviously that helps the OCC generation in the country. But in terms of a bright spot in the corrugated boxes, I would say that’s definitely one of them.

Adam Josephson:

Thanks.

Mark Wilde:

It’s Mark Wilde from BMO. I’ve got a couple of questions for Tim and then I also had a question for Hari. Tim, I wondered if you could just address a little bit more the movements of the big integrateds, the buying more downstream converting, but also to expand their own sheet businesses. Then some of the sheet guys, like Schwarz, have been actually themselves backward integrating to the mill side of the business. So how does all of that play for you? Then, secondly, can you talk about any trend you see toward light weighting in the business?

Tim Bergwall:

Yes. I’d be happy to, Mark. Thanks for the questions. On the first one, yes, a lot of the players are shifting, no question in terms of ownership and what they’re pursuing. I’ve heard numbers thrown around that the independent market represents about 15% of shipments, right? So, recently the Fibre Box Association has kind of changed that definition and they’ve said, “Okay, well, what percentage of shipments are going to box plants that have an equity position in the mill?” Right? It’s actually—they’re saying 12.4%. I mean, I believe it’s even lower than that.

So the view is I think the trend will continue, and that’s why we talk a lot internally about our value proposition and making sure that it’s compelling enough that we can continue to sell people that have an equity position in the mill. I didn’t share that percentage in the presentation, but about 24% of our sales go to companies that have an equity position in the mill.

So I think the short answer is we’re going to continue to see changes. I agree; we do have some folks that are in the sheet feeder business that are backward integrating now. These are not massive numbers by the way, in terms of total volume, but they are—there’s definitely movement there. I’m sorry; remind me, Mark. Your second question was?

Mark Wilde:

Then the other one I had for you was just on this whole issue of kind of a lightweighting and packaging.

Tim Bergwall:

Yes. You know, I think it’s coming, and I see that trend as a positive for Greif because what happens is when you start using lightweight liner in corrugated packaging, the medium becomes more important because that’s where you get a lot of your rigidity and a lot of your stacking strength. So as lightweight liners come on, the requirements for high performance medium, which we manufacture, will grow. So that’s a good thing.

We also make some lightweight mediums. We make 18-pound and we make 20-pound in Ohio. We have seen that grow a little bit, but it’s in nontraditional markets, things like micro-flute clam shells for food service products, honeycomb, things like that. It hasn’t really grown too much in the box business. But I think the lightweighting will continue. I think our equipment gets better every year. We get better compression out of the box, less crush, things like that, so, but it will take time. We’ve also seen some of the big guys move into lightweights.

Mark Wilde:

Then I had a couple of questions for Hari. I wondered, first, the aspirations in this business just from a revenue standpoint are a heck of a lot smaller than they were five or six years ago. Can you talk about sort of what markets you’ve opted to focus on now and how that might be different than it was in the past? Then I also am just curious; this business seems more like being in the garment business rather than being in some of Greif’s other traditional Industrial Packaging businesses, and I wondered if you can just sort of address whether this business kind of fits as well in the Greif portfolio, just given a real cost on labor costs—you can ship the product around more easily than, say, barrels and drums, which are a much more localized product.

Hari Kumar:

Thank you, Mark. So the first one, where are we targeting for growth? I think we’re targeting in some geographies that we haven’t grown as well in the past. So Asia would be one example. In the US market we have a good position, but we can be a lot better. We are already targeting growth in some specific segments, such as the infant food segment I talked about where we’re building a state-of-the-art clean room in Izegem in Belgium. So that’s new growth opportunity on a specific segment. I talked about the Type D, which is a product-driven growth. So the growth is coming from products, from geographies, and from segments.

Second question, Mark, I think you asked about, does it fit into the Greif portfolio? There are a lot of customers that buy products. Rigid products has a lot of Flexible, so obviously there’s a customer overlap and there’s definitely some differences, because the Flexible business is a little bit more labor-intensive, and you have also—it raises the question of the comparison with the garment. I think that’s a fair point. I think there’s a lot of discussion on can this business be automated because it’s similar to garment, and I think—I’m not an expert on this, but I’ve talked to a lot of technical experts and what they say is that the garment business is, of course, consumer-oriented; ours is Industrial Packaging, so that’s one difference. But the garment business has not been able to automate a lot of the stitching and sewing. I think we’re in the similar situation. We won’t be able to automate a lot of the sewing work that we do. Maybe some parts of it can be. So we’re kind of in that space, but also different.

The last one I want to make is that bag making is very customized, so the fabric may be standard—although even the fabric is not—but the bag making is very customized. Every order for every customer is different—the fabric weight is different; the stitching styles are different; the looks are different. It’s really, really customized.

Chris Manuel:

I’ve got a couple of questions for each of you, but we’ll start with yours since you get to be standing.

Hari Kumar:

Okay.

Chris Manuel:

Looking at this from the outside, we don’t have all the metrics or different things you get to look at regularly. What would be the key milestones as from the investment community perspective that we could see or watch to know that you’re making progress along the way? Is it getting to EBITDA positive, or what have you, at certain time frames, or what would be you’re beginning to see revenue begin to grow? I mean, components that would—what would be the milestones?

Hari Kumar:

Sure. I’ll also request Larry to jump in. But I think there are maybe two pretty good milestones, and, again, a very sharp window, right. So there’s the growth milestone, which we can talk about at a later point. But right now, first, we’re already EBITDA positive. This business is already EBITDA positive. We’re hoping and working really hard to make this operating profit positive by the end of this fiscal year, although that’s—looks like that’s going to be a challenge. We are hoping at least break even. But definitely, it’d be accumulative result of all the actions we’re taking should put this business at operating profit positive on a run rate basis for next year.

I don’t know, Larry, if you wanted to add anything to that.

Larry Hilsheimer:

Yes. I guess I’d just add a little bit. We’ve talked about the fact that we have (inaudible) process internally. This is a business that we’re a joint venture partner in, so as we manage this we have to work through that with our joint venture partner about where are we at various points. Thirdly, we have stated that we’ve not been happy with the rate of progress, and that’s why we made the change we made. Right now we’re very happy with the pace of change occurring in the business, and as we’ve stated from the get-go of the new strategy that we rolled out over a year ago, which Hari has taken over and is now sort of putting into motion at a much faster pace, we believe that this business has the potential to have margins that are comparable to our other businesses, but the timeline is longer.

We’ve talked about by 2020 we expect this business to have margins that are in excess of 20, and that we still expect it to have operating profits above 10. Right now, that lens is still a positive one, that the view is positive, but we will continue to monitor it, and as we move forward, if we fall off of that path, then we’ll have other decisions to make. But right now we’re enthusiastic about what Hari’s observations are that he shared this morning, and we believe that path is still one that we can accomplish.

Chris Manuel:

That’s helpful. A second question I had for you, Hari, was originally when the strategy was put together, it was envisioned to have a lot of commonality across your drum customers and other pieces of the RIPS business; where is that today? That’s one of the things we haven’t heard a lot about as we’re seeing significant—so, it’s been several years now. What is kind of a commonality? Is there a common sales force that you’re using to go out and move a lot of the product, or is there still a significant mix through distributors, et cetera?

Hari Kumar:

I think there’s commonality there, but I don’t think that’s (inaudible). I think we’ve tried to approach the customers together in the past and it didn’t work as well. It does not mean that it will not work in the future, I think we should try that. Definitely some of the customers want us to do it because they want to see a unified supplier, which we are in many cases, but it just hasn’t worked in the past. So Ole, Michael and I have had some discussions where customers want us to see come together where we just haven’t doubled down on that.

Chris Manuel:

In your mix that you sell direct versus through distributors today?

Hari Kumar:

We sell mostly direct, but in some markets, like in Asia, like in Korea and Japan, we sell through distributors. In Spain and Italy we sell through distributors. I think everywhere else we’re direct. So our mix between direct and distributors is about 85/15 or 80/20 at best.

Chris Manuel:

That’s helpful. Then I did have a follow-up question for you as well, Tim. Over the past year or two we’ve seen quite an erosion, and when we see liner board prices or virgin liner board prices stay relatively stable, we’ve seen many recycled grades and medium as well falling, so the gap is—one of the things we watch is the gap that’s gotten big and continues to get bigger. Why do you think that is, and what can happen potentially to arrest some of that widening and maybe turn it around? And you’ve got significant weighting obviously in the recycled grade?

Tim Bergwall:

It’s a great question and we do use Kraft liner in our system. We trade for it, so I don’t have a lot of visibility to what’s going on in the open market with Kraft prices, but I do with recycled liner. The hypothesis would be that a lot of those integrated producers that control that Kraft liner boarder really integrate at a higher level and moving that through their own system, and the new entrants, the new capacity that’s come on has been all recycled. So as those mills fight to fill up their mills and get their capacity utilization up, there’s been some erosion and some pricing that’s used there.

Chris Manuel:

Many of those folks that you’re referencing also have extensive box networks, so they’re selling it all the way through to the end customer. Over the last five years or so, Greif has kind of worked the opposite direction. It got rid of most of the box assets, but expanded a bit in the corrugated stuff. How do you view that today? Maybe that would be a different path you’d want to take. Do you think that’s important to control the end customer, not just the sheet customer?

Tim Bergwall:

I don’t think it is. I mean, I think the future model, when you look at it, would be how many unique things can we do within the confines of the sheet feeder, and then sell it as spoke and hub model out into the market. In other words, we have a lot of geographies we haven’t even penetrated yet. So if you look at our model, which we think is successful, we’re really only doing that east of the Mississippi. So there’s a lot of new real estate, a lot of new markets we can address, so it is sustaining from that perspective.

Now, the other thing I tried to draw on the slides was that even though we have a lot of customers that have equity in the mill, they still see value in what we do. They outsource a lot of stuff to us, so you can be a small niche player and we can get literally outsourced orders from a lot of integrated companies, and that’s really what we’re doing today. So the growth, as we look at it, is more of what we’re very, very good at, which is running successful sheet feeders, and then having another converting business inside of that where we can make products that are also valued by that same base of customers.

Matt Eichmann:

Great. Thanks, Tim. We have a question that’s come in over the webcast and, Pete, I think this is probably best for you. It’s from Ghansham Panjabi from R. W. Baird. He writes: related to the initiative on improving customer service, what specifically is driving your improvement and is there a way to benchmark where Greif is relative to the peer group on customer service?

Pete Watson:

Yes. Thank you, Ghansham. I appreciate you participating via the Web. So what’s most important is we have benchmarks that are industry benchmarks, both in the Customer Service Index and also the Net Promoter Score, but most importantly what we want to do is to understand face-to-face from our customers: are we meeting their needs or not and how can we create greater value, one. That’s just face-to-face basic selling skills. But also, we want to have a continuous improvement, both in our Net Promoter Score and our Customer Service Index, and the view is we have to get better every single quarter and we have to serve our customers better every single quarter, and growth and profitable growth is a driver of that.

So we talked about the service profit chain, and I think if we do the right things in regard to understanding the needs of the customers, deliver on their needs better than everybody in the market, you will see profitable growth.

Matt Eichmann:

Great. Thank you, Pete. Other questions in the room? One second, Gary.

Gary Merwitz:

Thank you. Hari. This question is for you. You’ve mentioned maybe untapped talent that you seem to be focused on. Just wondering what maybe wasn’t tapped in the past and how are you going about it, and maybe how do you—what kind of incentive structure or what changes you’ve made to try to help drive the business.

Hari Kumar:

What I meant was to leverage the talent more, especially the legacy talent. So when we bought these four companies—Sunjüt, Ünsa, Ligtermoet, and Storsack—there was a lot of talent in those businesses. There were a lot of top clients, they were the top four, and there was a reason why we bought them—

because they were good at what they did. I think what we’re trying to do now, which we didn’t do so much in the past was to fully leverage that talent that we had. So a lot of these people were still in businesses that they were doing that are probably underutilized. So we’re just making them do a lot more. We’re leading with our strength as opposed to hiring people from outside. So the point is that some of these folks, especially the two individuals that I had in mind—Simon, who was in one of the Legacy businesses, was driving the growth business. They have tremendous experience in winning in this market. They know the customers.

They just didn’t do as much in the past, so we’re just loading them up and making them do more of the growth part of the work.

Gary Merwitz:

Any change in terms of incentive structure, or how are your key leaders being compensated?

Hari Kumar:

Yes. So this year it was already decided, right, so we couldn’t change it, but definitely next year, that will be a significant change we’ll make to tie that incentives to actual impact.

Gary Merwitz:

My last question for you is: Larry just mentioned a daunting 2020 kind of targeted 10% operating margins. How involved have you been in kind of coming to that target, and what do you see as the key levers that you need to pull to be able to achieve that?

Hari Kumar:

Yes. So the last two years I spent within the Greif business, leading the transformation effort across all the businesses. So I was also closely involved in the planning and target-setting for the Flexible business, but from outside. So I’m very familiar with the strategy of 2020 and the targets there. Right now I think, as you saw in my presentation, we’re having a razor focus on the next five months: let’s fix the business, get it on a stable platform, then we’ll grow it. We’ll take step-by-step, right, so there’s sequence to that, but definitely I think that plan is doable.

We’re off to a late start, slighly, so hopefully we can catch up. So, not really sure how much of that will come when, but definitely that end goal is something that we believe in.

Gary Merwitz:

One more question for Tim; just that business has performed well for a period of time. I get that there’s macro issues that are affecting you, but I wonder more kind of as you think of that and you both put on a balance side both the opportunities and the risks. As you kind of wait in going forward, where are you most optimistic and where do you kind of worry most about execution going forward?

Tim Bergwall:

Yes. Great question. I think that—well, let’s start with sort of the input cost side of the equation. I think moving forward, some of the projections that we’ve seen from the likes of RISI would lead us to believe that we’re not going to see too much volatility in fiber, OCC specifically is that good. I think they said it would go up $10 in the next quarter and then the quarter after that it would go down $10, which is basically an equal movement. But what we’re really focused on is growing the Specialty business, so the overall economy, making sure that we can penetrate some new markets, and we’re very confident that the way we’ve aligned our Sales Teams and our coverage and the products that we’re rolling out are going to be effective in helping us grow, so not a lot of concern other than the overall economy, quite frankly.

Adam Josephson:

Tim, just two more for you while you’re up there. Just going back to the OCC for a second, if in fact OCC prices stay range-bound for the foreseeable future, what do you think that means in terms of competitive dynamics in the US containerboard market and the extent to which recycle producers can continue to remain very competitive with the Kraft line of core producers?

Tim Bergwall:

Yes. I mean, it’s a very insightful question, right, because you’ve got—they look at cash costs, I think in some cases, and when raw materials and inputs go up, that could impact the way they address markets. So I think with it remaining where it is, I don’t think we’re going to see too many changes, but I’m speculating at this point. So if it were to go up, if OCC were to go up, that may change some things in the market, but, again, Adam, I’m speculating. It’s tough to say.

Adam Josephson:

Sure. Just one other one; I get this question a lot. Europe is about 70% recycled and we’re just about the opposite, right. Are there any structural reasons why you think we, given that you’re a larger recycle producers, that the US market cannot become increasingly more recycled as Europe is? Are there any particular structural differences that you’re aware of that perhaps others are not that would cause the situation to remain just as that is?

Tim Bergwall:

I think it is growing with more recycled content. In fact, I think if you looked at even virgin liner board producers, you would see that as those mills grow, they’re using more recycled furnish to get there. That’s not necessarily new pulping capacity. They’re using more recycled in their furnish. So I think it is growing. The other comment I would make is that the technology is changing. So when you see recycled mills, they’re making very good liner now. They’re not quite where most of the Kraft producers are, but some of the brand-new mills, particularly those that had very sophisticated staff Kraft systems are making very, very good paper.

Adam Josephson:

Thank you, Tim.

Matt Eichmann:

Great. This is going to be the last question for this period. We’ll do another Q&A here towards the latter half of the presentation, but just to stay on track.

Mark Wilde:

All right. It’s Mark Wilde again. I just had a couple of questions for Pete Watson. One, I wondered, Pete, if you can just update us on kind of where you’re at in terms of thinking about the portfolio. Last year you said everything is going to be under review. Is what we’ve gotten now kind of what we’re going to have going forward? Then I wondered if you would—either you or Mike Gasser could just give us some thoughts on sort of lessons learned from this whole Flexible Packaging exercise over the last five or six years.

Pete Watson:

Sure. So the first question—we’re going to—I’ll make comments and I’ll address that at the very end, Mark, and if you have any questions after, I’d be more than glad to answer it. In regard to lessons learned about FPS—I would say this overall, where we’ve been in the last four or five years and where we are now. I think what we’ve learned is we have to have operators running the business that have grown up in the business and understand how to basically operate and execute in a disciplined fashion. I think it’s important to know, especially in FPS, some of the fundamentals in the strategy that went in have changed dramatically, not by anybody’s fault; they just changed. I think it’s important for us that we have to adapt with that change and we have to find ways to compete in those markets.

You asked a great question. I don’t know if it was, Chris, you or Mark, but the differences in that business—it is a textile business, but the similarities are we’re serving similar markets and so that’s where synergies are. So I think how we can go-to-market with some of those large food customers or chemical customers that we can have a portfolio of products we can sell to them, I think we need to do a better job of, but—and I would say in that business too is we are treating that like any improved performance business: we have plans, we have benchmarks on how we measure it, and we’ll make decisions, as Larry said, along the way based on how we’re progressing.

Mark Wilde:

Thank you.

Matt Eichmann:

Great. Thanks, Pete. Ladies and gentlemen, again, that’s the end of the first Q&A period. So I’d like to invite Michael Cronin, our Group President for RIPS EMEA. Again, we’ll do Q&A again towards the latter half.

Michael Cronin:

Thank you, Matt. Good morning. My name is Michael Cronin. The accent is Irish, but I’m a European, so if I could start with that. I have had about almost 40 years’ experience in packaging. I’ve spent a long time with Alcan Packaging, Flexibles. I had responsibilities for a paper packaging business with SCA for a number of years. I’ve worked as a CEO for a private equity. I’ve been a general manager since I was 28. My father tells me I’m a jack-of-all-trades and master of none, but I disagree. I think one of the highlights of my career before I joined Greif was when I was with Alcan. Alcan was the number one packaging business globally and we acquired the French-based (inaudible) number two, and I was responsible for integrating these businesses to create the $6 billion global flexible packaging business. The point of saying that really is that I’ve got a lot of experience on integration and a lot of experience and knowledge of cultural differences, especially in Europe.

The reason I joined Greif was that I really liked the focus that Pete and his team had around people and customers, and I saw the great value potential in a business that can focus all of its efforts on people and customers, and then leading to value growth. So the theme of my discussion, which is this morning, is going to follow through those steps.

From the start with—before we created the organizational structure that we have today, we had a relook at the business plan and the strategy. Pete mentioned rigor in his introduction. One of the things that we’ve been doing is taking a much more rigorous view of the market economics, so not just looking at where the volume is, but looking at where the attractive growth potential is and where the attractive markets are. So we look at ours then based on that and looking at our competitive positioning within those markets, so looking at what we need to do to make ourselves more competitive. Really, that leads you then into looking at the competitive advantage the customer needs, and that’s why the real focus then on Customer Service Index, and I’ll say a little bit more about that later.

That then leads us—that gives us a platform then for the business, so people, customers, growth. It sounds rather simple. It is simple, but it’s not easy, and let me tell you what we’re doing about each of those.

Organization—I’m only going to talk about Europe, the European part of my responsibilities today. We have a team that’s all focused on one goal—driving value growth—but we’ve got different emphases on different parts of Europe. Western Europe is about delayering, about making decisions closer to the real decision point; Central Europe is about more looking at the system view of the business; and then Southern Europe there’s some very attractive growth opportunities for us in Southern Europe. So what I’ve done is reorganize the team around those particular focuses.

So if we look down at customer service, all of my colleagues they have spoken to you or will speak to you about customer service excellence. You’ll have heard about Customer Service Index. You’ll hear a lot about the NPS score. Our view of customer service excellence is really to give a customer—delight the customer, simple as that, based on delivery of performance, based on quality, and based on a truly excellent sales force, a world class sales force.

So what we’re doing around that is, we’re measuring Customer Service Index with the same rigor that we introduced and measure our safety performance, and the safety performance improvement over the last four years has been very significant, so we see that the rigor of measuring and driving Customer Service Index will lead to an improvement in the customer experience.

There’s no point in delivering a product on time if the product is faulty, so we have to have a real emphasis on the product quality. What we’ve done in EMEA is to build a quality council. Quite simply, the quality council, the key focus of the quality council is to report to me on a monthly basis on the top 10 issues and the action plan to eliminate those top ten issues. If we keep addressing the top 10, we’ll improve our quality. So again, rather simple, it’s not easy but we can do this. We can improve the quality.

The assessment of the sales force, then, is to ensure that we have the—a top class—a world class sales force interfacing with customers. What we’re doing there is, we’ve assessed each and every one of the sales forces, we’ve made some changes. We’re helping people clear out the gaps between where we want them to perform and where they’re performing today. So we see real improvements, potential, in the quality of the sales force.

The profit margin is really the profitability of the work that we do and the customers that we have. The profit margin analysis goes a little further than just gross profit or net profit. It includes the total cost of dealing with the customer, so it involves a view of the complexity of the working capital requirements. So it’s a wider view. So we’re really drilling down as actively as possible to identify where the quality is.

On Net Promoter Score, a lot of people get hung up on the metric of the Net Promoter. What I try to encourage people to do is to look at the difference between a promoter and a detractor, because you can have a lot of promoters, but if you have a lot of detractors, your score still remains low. So you’ve really got to focus on improving the detractor score.

Again, there’s a real solid reason for doing that. There is evidence that would tell you that detractors are 2-3 times more likely to leave than a promoter, and a detractor costs more to deal with. But it’s a really good reason to improve the customer performance. There’s also good evidence to support that a high Net Promoter Score leads to better growth, so we have good, solid reasons for focusing on customers.

When we look at the Transformation on the portfolio basis, what we’ve done in EMEA so far is that we are looking all the time on our underperforming assets, or sub-performing. My view is there’s always sub-

performance. As you drive performance up, there’s always some that struggle to get to that level, so this will be a continual process. The right way to do it is quite simply, look at fixing, selling or closing. Most of the time we fix things, sometimes we don’t. Since 2014, we’ve sold or closed seven underperforming assets.

I mentioned before that, looking at the profit pool analysis, this is really looking at our competitor base to understand where the attractive markets are; so where people are making money today, and for us then to really target that attractive growth—so, not growth for the sake of growth, but clever growth. We’ve been able to do that, there’s a couple of examples here. Our IBC growth is gaining momentum, we’ve had significant investment already in the IBC market. In Europe, we see further opportunities on IBCs in Southern Europe, in Spain in particular, and we’re building a plant currently in the Netherlands, specifically for IBCs.

We had the Jubail plant coming online, it’s now complete, we will be supplying during 2017. We’ve got a very attractive customer in Saudi Arabia and we’re very confident about the growth prospects there.

Continuing then with the transformation and looking more specifically at the gross margin, we’re really trying to drive operating profits in each and every one of our units. What we’re doing with—at a business level, at the plant level—is looking at extended value stream mapping. Extended value stream is more than manufacturing. I think a lot of the time, manufacturing businesses get hung up on reducing manufacturing costs.

What the extended value stream gives you is a total view of your order to cash, so it looks at working capital, it looks at complexity, it looks at what drives your efficiencies. We have an operations support group, this is a central small group with experience in lean manufacturing, and they’re rolling it out across the businesses, training our operating businesses in these principles. We see potential in that.

The next big change in EMEA is how we review—how we look at supply chain. In our business, in the past we’ve looked at supply chain on a country-by-country basis, or a plant-by-plant basis, or a customer-by-customer basis. What we’re doing now is more taking a system view of supply chain, so looking at the complete region, where we take steel from and where we eventually deliver it to, and then for our conversion processes to be in the right place from a cost perspective. Then, a clear focus on product mix and product management, so this leads us to finding where the good opportunities are within our customer base, looking at how we can take complexity out, how we can make a better margin from existing price levels.

I’ve said a little bit a few times about our supply chain optimization. But really, for me, that if you have a very lean supply chain and you base it on very clear, accurate forecasts from your customers, that leads to a lower cost base, or helps us to reduce the cost base. It also helps to improve our speed of delivery so our Customer Service Index goes up, and that leads to a delay to customer. As I said earlier, with the Net Promoter Score point, that happy customers enable us to support our current price level and margins. So there’s a good reason for looking at the supply chain on this more system-wide view.

Our fiscal discipline then, with the revised organization, what we’ve done is we’ve put in place peer responsibility and authority levels across the business, so people who can make decisions on pricing, on delivery times, on inventory holding, on credit terms, and we have more evidence now, we’ve given the ability of people to make decisions at the right level at the right time. So, with clear authority levels and a clear organization structure, it enables us to make faster decisions when we’re facing customers.

A renewed focus on cross-functional teams of operations and sales to make sure that the—where there’s complexity, that our Sales Teams understand that complexity and help the operations to reduce complexity; or where there’s a price issue, we can get that information across the network in a faster, more efficient way. So, really cross-functional teams working on improving margins.

I use the word “leveraging” the best-in-class because I’m clear that within our business today, we have a lot of examples of being best-in-class, and what really we need to do is, rather than learn how to be best-

in-class, we need to transfer it quickly and leverage across all of our businesses. I give an example here where our operating working capital management is already at best-in-class in some of our businesses, so we’ve got a team focused on just spreading the best practice.

Then we’ve got an SG&A reduction program in place and we’re on a very clear—and we’re tracking against a very clear path to get us to the level that we need to be at.

So, the three key takeaways and what we’re focusing on, is: people, customers, and attractive growth. Key takeaways that I’d like to leave you with is, we’ve got a very fact-based analysis of the market today, a competitive analysis. Fact-based—not just supposition; the real, hard facts. That’s a part of our business planning.

We’ve got a new and refocused organization structure in place, all very clear on what the direction is and what the level of authority that they have, so we can make quick decisions where they need to be made.

Best-in-class operations, both in terms of manufacturing, but also in terms of fiscal discipline. We just need to leverage that across the network.

Then looking at the business in an aggregated way and not in an individual plant or country-based view.

So I believe that from this perspective, this for me is the proof of the value potential in Greif. People, customers, and then leading us to attractive growth. So I hope that I’ve convinced you guys of my excitement about it, anyway, and I’ll open it up then for questions later on. In the meantime, I’d like to introduce my colleague Chester Tsai.

Chester Tsai:

Thank you, Michael. Good morning, ladies and gentlemen. My name is Chester Tsai, responsible for RIPS Asia-Pacific.

Asia-Pacific is the most culturally dynamic region. You can see the coverage from the North, from Japan; from the South, down to Australia; from the East, from Taiwan; and the West, also, into India. In terms of—you can see the dynamics, the difference. Since 1996, I started in charge of the business in Asia-Pacific across all the countries. So I tried to manage the complexity of the business and tried to then deal with the difference.

Then I was so lucky. I experienced the massive gross economic growth in Asia-Pacific, particularly in China, in my 27 years of working experience. It’s my honor today to update you as to what we have done in Asia-Pacific, our business improvements and what we will continue doing to sustain the improvement we have.

In Asia-Pacific, our strategic goal is expanding market presence and the margin we have. The key is to align our teams in the same mindset, on the customer service excellence, and by creating the value to serve the customer’s better.

For the market presence, we learned from the Euro side, this is the experience—the IBC focal in the medium box containers. So for IBC, the market growth rate is higher than the large steel drums, the market growth rates. In China, it’s around 10% of market growth rate for IBCs. So we did see IBC is a growing opportunity for us.

Other than IBC we see that plastic drums is also a good opportunity for us, as a percentage of the IBC experience of what we have.

So for the existing business, we try to grow the wallet shares in premium market segments so that we are the more focused on the quality of the market share instead of the quantity of the market share. Through all of this, we will continue to leverage Greif Business Systems as a management tool to improve our business qualities.

So in here we can see when we talk about expanding the market presence. We start from the mindset, from the customer service excellence, and then we will grow in the IBC and plastics. We will upgrade our business, our large steel drums, by the management tool we have, our Greif Business Systems. So these are the strategic actions that we are going to use.

When we align our teams, on customer service excellence, then we also have a key parameters to check on the performance. The first one is the Customer Service Index, as shown in the chart you see here. You can see, then, the chart is relatively low in Q3 last year was drive by the China’s lower results. So we’ve now improved China results will drive Asia-Pacific improvements. So that’s why we started building cross-function communication platforms for better linkage between the Sales and Operational Teams, because we have created proactive actions. By doing that, China has seen the 32% a year promoter improvement on the Customer Satisfaction Index, this continues in APAC so we have a solution that customers want to have.

So other than that, beyond the sales incentive frames, in short we are greater focused on the customer satisfaction, the margin and the receivables improvements by the interfacing sales involvement for the transactions cycle we have. That means from order to cash. By doing that, we also keep the—have a more clear contact, communication with the customers. In the past, sales were only in the sale products but they didn’t get involved the full transaction cycles. So now we are more than managed and gaining more from that.

Other than that, another parameter checked on the performance of customer service. So you can see the Net Promoter Scores. We conducted our wave one survey in Q4 last year, and followed by that we have second wave of surveys in May of this year. So we learn from the wave one survey results. We look at all the gaps, service gaps that we have, and then we start to ask the salespeople to go out, talk to the individual customers. What is your feedback? What the gap service you see on that? Based on that, we come back, have a close function communication with salespeople, the feedback; we act—as all across functions seen there to work out the collective actions for continuous improvement.

You can see that our Customer Satisfaction Index in wave two have been increased 32% in the Promoter ratio as well, from the 400 customer base feedback we have. This work continues to aid us on a monthly—based on customer’s feedback to the service desk; we are going to do that on a monthly basis to meet our customers’ satisfaction.

As we mentioned, the IBC is growing the market for us. On the chart that you can see here, in the past we captured the growth opportunity of the chart shown here. The reason we captured in this is because we diversified the market segments and we participated our growth in the pharmaceutical segments we have, and the customer mix. Besides this, we did the geographic expansions, also a channel that we have.

With growth of this channel to serve the North China, West China and South China, and in the meantime we built out our distribution channel in South Korea to serve in South Korea’s market, and we have select sales in the East China coverage; and then we have the Southeast Asia direct sales coverage. By doing that, we can extend our geographic expansions on IBC participations.

So other than IBC, we also grow portfolio in the plastic drums. We tactically pursued Singapore growth opportunities; by building new machines we’ve secured the customers’ contracts. By this opportunity we can penetrate more in the high-standard appropriate markets in Singapore.

Besides Singapore’s plastic drums, we also added supply capacity in the Philippines, by utilizing the spare machines we have to capture growth opportunities. For the existing large steel drum business, we optimized our capacity by the consolidations and the divestitures. But in the meantime it’s most important, we continue along of the plan to ship the lowest portable size that we have.

In here you can see that in the past few quarters, Asia-Pacific, we continue to improve our gross margins. This is the result of our five key elements that we have in here. We came from our operations, we came from customers, we came from sales, we came from the sourcing and the working capital. Operation-wise we’ve fixed underperforming operations by efficiency improvements. Customer-wise, we rationalize our customer mix, and then sales-wise we did integrate our sales and operational planning integration process we have.

By doing this so-called S&OP process, the new salespeople provide better sales forecast, and then we can plan our raw material, production scheduling and inventory controls, and then by doing that we provide service to meet a customer’s needs. This comes from the so-called S&OP process. In fact it is for sourcing we switch to be integrated to stabilize our long-term supply capabilities, because the China government now, they’re trying to drive in, they’re cutting the capacity particularly for the steel mills. That’s why we feel with the integration of steel mills we’ll be secure, more stabilized—a long-term supply of what we have. This comes from the sourcing parts.

In the meantime, we negotiate longer credit terms, try to secure the business working capital and extend the payment dates that we have. So all our efforts have combined together, and then you can see that we continue to increase our margin levels as the chart is showing here.

All of this, I think, just allow me to give you a summary. I think our principle is to establish operating disciplines, control what we can control. Our focus will be link customer service excellence to our performance review by the Customer Satisfaction Index and the Net Promoter Score. Our target will be continued profitable growth, through our deeper market segments, customer mix, and then in the meantime have product line expansions and geographic expansions.

But all of this only can be done by people, so that we build through peer review, employee development and the organization health index improvement. In the meantime we try to focus on the cultures that we fit in the organization, try to bring the employees’ self-awareness with commitments, and create a working environment for all employees that there will be employee engagement and empower employees for better executions.

Most important is that we continue to build trust. Among all what we have, the most important that come from our customers, build a trust with our customers, employees, shareholder and the Management Teams that we have.

Thank you for your attention. I’ll pass the floor to Mr. Ole Rosgaard.

Ole Rosgaard:

Thank you, Chester. Good morning. Let me first start off saying that I’m really excited about having joined Greif, and I’m also excited about having the opportunity to address you this morning to tell you about all the things that we’ve been doing in Greif the last 10 months.

Before I joined Greif 10 months ago, I spent 10 years in private equity. I worked for the largest roofing manufacturer in the world, being responsible as President for Central and West Europe. During this time, I performed four major turnarounds and transformations. I divested and I acquired companies, but I also grew my businesses organically and I created double-digit growth for our shareholders.

Since joining Greif, I have so far visited 61 facilities, and part of what I do is—it’s very much to do with people. I have to be out there, I have to be in the plants, I have to see what’s going on. It’s not just something I have done, it’s something I continue doing. So I’ve been visiting 61 facilities, I’ve been engaging our managers and all our supervisors in the plants, and by doing so, I get some very valuable information and insight into what’s going on.

At the same time that I’m out there, I also visit and speak to customers, and I haven’t counted them, but I met and spoken to hundreds of customers. This has also given me a lot of valuable insight, so I can see which actions we needed to take in the business; and more importantly, I have been able to prioritize those actions for maximizing shareholder value.

When I joined Greif 10 months ago in, what I can see some of you have referred to as the “crown jewel of Greif,” RIPS Americas, I found a business that had substantially declined, four straight years in a row. I found a demotivated organization with a not-so-clear sense of direction.

Since then, we have eliminated or replaced 14 senior positions, and these are positions such as President, Vice President, Directors and Plant Managers. We now have a—what I would consider a solid Leadership Team in RIPS North Americas. We also have a very competent organization with a very clear direction and being very motivated.

With our organization, we have defined and we have agreed four strategic goals designed to improve our business fundamentals. Behind each of these four goals, we of course have a very specific set of metrics. On top of that, we have asked each single plant and each commercial organization to develop 10 specific initiatives towards these goals. We have targeted our cap ex and our MRO spending towards supporting these activities, driving the business towards these goals. In fact, we have actually doubled our cap ex spending compared to last year in this respect.

Execution is extremely important here. So I personally participate in the follow-up sessions with each single plant, every single month, to make sure we have accountability, and to make sure we have a sense of urgency in the business.

As Pete said, and as my colleagues have said, customer service is really, really important. In fact, it’s critical to our future success. So, a lot of our initiatives are designed around providing an exceptional customer service to delight our customers. In RIPS Americas, we have the past six months increased our Customer Satisfaction Index by more than 14%.

At the same time, through the initiatives we are driving through the organization, we have reduced customer complaints by more than 30%. Also, in order to focus our organization on customer service, especially the part of the organization that interacts with our customers, we have delivered very focused customer service training. So far, we have delivered more than 500 training sessions with our colleagues in customer service.

We have also introduced activity management in sales. By doing so, we have been able to increase the number of customer visits—and this is with the same amount of people—by 57% since we introduced activity management late last year.

All this drives the organization towards the customer. It drives a much higher degree of customer service and it delights our customers. They see us more, they feel Greif is really providing them with a lot of value.

Leveraging our relationships with our customers, leveraging our leading market position, is important. We have done this, in particular in IBC—and I’ll use this as an example, where we the past six months have grown our IBC sales by 7%. Like we said earlier, our focus is not volume first, it’s value first. So, value first, volume second.

At the same time, we could probably grow more in terms of volume, but the 7% volume increase we’ve had, we’ve actually managed to increase our margins by 7% on that as well. It’s a coincidence that it’s both 7%. So, margins have gone up 7% in our IBC.

We have closed down three steel plants, we have divested seven non-core assets, and we are currently undertaking a major rooftop consolidation. Again, that helps us with prioritizing value over volume. In other words, our product share in the market is quality rather than quantity.

Since the beginning of the year, we have grown our overall margins with 4%. We have done this by having an extreme focus on our plants, driving continuous improvements in the plants, driving leads, and that’s what some of these initiatives we have implemented have been focused on. The result of that is we have reduced unplanned downtime by over 10%. We have looked at our product mix, our segmentation. We have implemented non-raw material price increases, and we have introduced a variable compensation in sales, rewarding, meeting or exceeding budgets in value. We have also cascaded our targets, our bonuses, down to the plant levels, rewarding the very same things.

Generating cash coming from private equity is something that is extremely important, also, for our business. That has also been a focus area. Since the beginning of the year, we have been driving that very hard and so far we have accomplished a 90-day payment improvement on our suppliers. Currently, we are targeting our DSO where we will be improving our DSO by 30% before the end of this year. We have, since 2015, reduced our discretionary spending 19%.

We continue—we’re not there yet, but we continue to set the bar extremely high for the organization. We are increasing the standards every single day. We want to be best-in-class. I would say that our business fundamentals are now in a much, much healthier state than they used to be, and we are on a very good path to become best-in-class in what we do. We are improving and sustaining our profit performance and cash flow generation, and we are growing our volume profitably.

In other words, I will end this session by saying Greif is in a very good position to capture and sustain further value in the markets and deliver shareholder value. I’ll now pass you on to Larry Hilsheimer.

Larry Hilsheimer:

Thank you, Ole, and let me just say once again, thanks to all of you for making the investment of your time this morning. We truly appreciate it. I’m very excited to be here with you today. Hopefully we’ve accomplished part of our mission so far today to introduce you to what we believe is an excellent team to carry us forward and not only accomplish our objectives but to exceed them.

I’m going to spend time this morning talking about four things. One is the transformation of our finance organization; the second is, I’m going to talk to you about why we believe our SG&A savings that we’re going to deliver are sustainable; the third, I’ll talk a little bit about our capital priorities and our process and our structure; and finally, I’ll end with reconfirming our commitments that we made a year ago to you today, with some of how it has shifted in that year’s time.

But let me, before I get into that, you’ve had this common theme throughout the presentations today about service profit chain, with their background—and why is a CFO talking about this stuff? In the early ‘90s I was in my office late one evening and I was checking up on things and I came across this Harvard Business Review article, and it was an article written by Jim Heskett, Len Schlesinger and Earl Sasser. I read it, and I read it again, and within a few weeks I’d read it five or six times. I walked away from that believing, and I still passionately believe today, it is the secret to success in business. I absolutely believe it.

I had the great fortune then that one of those authors ended up moving to Columbus, Ohio, right down the street from me, and he became Vice Chairman of Limited Brands, Len Schlesinger. So I had the opportunity to stand some nights in my backyard with an adult beverage, learning more about the background and the thoughts and what led it and the evidence, and all it did was reconfirm for me what I believed.

I believe passionately in it, and one of the things that’s key is great teams. You don’t have delighted customers unless you have great teams. You can imagine my satisfaction reading in Bloomberg and Forbes a couple weeks ago when Warren Buffett was giving a speech down the road and he talked about how, every one of you, if you want to be successful in business, ought to wake up in the morning and write in lipstick or whatever else you want to do, on your mirror: “Delight customers”. That’s the secret to business.

It reaffirms what we’ve been talking about all morning, and it also correlated to what has made me happy about joining Greif. I walked in with this passion and I ended up getting introduced to a guy named Pete Watson. Pete Watson and I meshed extremely well. He didn’t really know what the service profit chain was, by term. What he knew it by, was by life. Here’s a man who, for over 20 years now, every year, reads a book called The Servant Leader, and he lives it. So we are very aligned at what we’re trying to do to drive this Company forward, and we’re already seeing success as each of our leaders has talked about this morning. We’re very passionate about what we’re trying to accomplish, and we’re very confident that we’re going to.

Let me talk to you a little bit also about our talent organization because I view our organization as having two key customers. One is our investors and the investing public. We have a fiduciary duty to make sure that we report things correctly, timely, accurately, and provide good forecasts; and that’s our responsibility. Our other customer is internal. Our internal customer is our business units. We have to deliver them the information and insights and tools to allow them to make correct business decisions based on correct data.

When I got to Greif, the talent level in our organization was not what it needed to be for a Company of our stature, history, and what our investors deserve. We have totally changed out our finance organization. Our financial reporting organization, led by David Lloyd, is now world-class. We’ve got great talent within that organization, and we worked through our issues over the past couple years and we feel very confident about where we’re at. We’re still working through our system integration.

We’ve told you that we will be on one primary system by the beginning of 2018. That will help us immensely. Working with 50-some systems and trying to pull all that together from over 50 countries in the world, and diverse and decentralized finance teams, was a recipe that did not put together credible, tight controlled systems. We now have incentives around controls for all of our finance people—it’s in every one of their goals—and outside of finance, because if you really live this you know what Sarbanes-Oxley actually is. You realize controls is not finance. Contols goes throughout your organization.

I have the great support of each of these business leaders who set the tone at the top of each of their organizations, and Pete does a fabulous job of setting the tone from the top. We want to be, and we’re on the path to being, world-class in financial reporting. Our FP&A Group is led by Chris Luffler. Chris has changed out the entire organization in that group, and I again feel very comfortable that we have really, really good talent.

We’re hitting our numbers. We’re delivering what we’re saying and we’ve told you sometimes, we’re going to try to beat them. But we give you what we know at the time we know.

Then, we’ve improved our treasury group and we’ve improved our tax group. We have brought in talent around currency management, and we’ve brought in world-class talent in our tax organization and I’m very excited about the team we have, and they’re passionate about delivering value to you and to our internal customers.

SG&A, let me just talk about that for a moment. We get the question, “Do you think this is sustainable?” What we’ve done, and I’ve said this from the very beginning—we have focused on doing things that are not just flavor of the day. It’s not about, “Hey, stop traveling for the next two months.” That’s not what this is about. This is about culturally changing how we operate, making sure that we have sustainable things, making sure that we have controlled processes and procedures internally so that we manage to make this stuff sustainable.

I’ve mentioned in the past, we are a very social group. One of the great things about Greif is it is a team that really works well together and like each other, around the world. Part of what drove that before was we traveled a lot, and we spent a lot of money on travel. We changed that culture. We do still travel to serve external clients, meet with external clients, and there will be some other travel. But we have cut it down dramatically. We have significantly enhanced our usage of videoconferencing, and it is a very sustainable, long-term savings element of our plan.

We have put in processes, a controlled process so that each professional fee spent in excess of $5,000, which is a very low number, obviously, for an organization of our magnitude, has to be approved by people in this group. So with those disciplines, we’ve put it in process and we’re executing on it.

The other is our capital allocation process, which ties into our next topic. We used to have a decentralized, basically, go spend what you depreciate, or what your depreciation expense is, in each operating business. It was siloed, it wasn’t focused on what’s best for Greif on an overall basis. It was the natural evolution of a Company that’s done a lot of acquisitions. I’ve seen it many times in my career. It wasn’t—you can’t say that was bad or wrong, it was just different than what we needed to do going forward.

We’ve now centralized the process. Things get prioritized based on what’s the best return opportunity for Greif. Ole mentioned that this year in North America we’ve doubled our cap ex spending, and yet our cap ex overall has come down. Prior years, we were spending money in our paper business. We will continue to do what’s going to deliver the best returns for our shareholders, and that’s going to change for us.

In terms of our capital structure, as you know, we have one of our bonds coming to maturity next year, and just to restate something that was talked about a little bit in the Earnings Call, we are well into our process of evaluating alternatives, and we have many. Some of our Bankers are here in the room, which we appreciate, on the financing side, and they’re very willing and able to help us because of our strong balance sheet, our improving operating metrics and our path forward. So we’re excited because ultimately we believe that we will significantly reduce our interest expense going forward as well.

As to near-term priorities, on our cap ex and our capital uses, we are going to continue to make sure we fund our maintenance needs, because that’s our driver of what produces profits. We can’t let down on our maintenance spend. Our capital projects and priorities, we will continue to fund those.

Second, and I can’t state it strongly enough, I tried to say this the last few years. We will pay our dividend; we’ve always paid our dividend, and we will never stop paying our dividend. It is very important to us, it’s important to our shareholders, and we had had confidence about paying that over the last past two years. Obviously, our confidence continues to grow as our improvement continues.

Then finally, we want to pay down our debt. We’ve talked about a target capital structure, 2 times to 2.5 times of EBITDA, and we are very close to that already at the end of Q2 and we’ll clearly be within that range.

Let me move now to just a Reminders slide. We rolled this slide out in January of 2015, and when we told you—looking back, at that time I told you, I just reflected on things and sort of locked myself in a room, looked at a lot of old data—and to me it seemed that we should easily be able to obtain and meet these metrics on an ongoing basis after a hard period of transition.

So, we set a ratio, they said we should be above 20% on an enterprise basis for gross profit, we should be below 10% on SG&A, and we should be delivering operating profit at a 10% or above level. We committed that we will deliver that. We also said that we’re going to target working capital at 7.5% or below in sales, and we’re working very diligently on that. You heard Ole and Michael and Hari and Tim all talk about their initiatives on working capital. Every one of them keeps that focus with their Management Teams on a weekly basis, and Pete and I probably sometimes wish we weren’t as involved in it, but we are.

Now let me move to reconfirm what we laid out a year ago. The only thing that’s changed from a year ago on the operating profit line is really just the difference in the currency assumption a year ago, which was based on April ’15 kind of rates, and now, April ’16 kind of rates. So the range has moved down $10 million, obviously you can see that, and a corresponding change in cash flow, with a little bit broader range is related to some of our working capital target adjustments.

Net sales obviously has gone down dramatically. It’s about $140 million of currency impact, it’s about $70 million related to some acquisitions in our FPS business and capital investments that we decided ultimately not to execute on. We thought the pricing was too high, the returns were not adequate for what we think our—shareholders returns, so we backed away from those. Then you have about $60 million on the pricing impact in the Paper business, and then the remainder has to do with our assumptions on growth. Last year, just organic growth, even though it was relatively meager, the investment economy just hasn’t even delivered the 1% to 2% that we talked about then in our spaces.

So, that leaves you at 35, you can look and see, obviously the gross profit that we’re now committing to is above 20%. We’ve remained, SG&A, at the 10% target level. So that’s Greif on a consolidated basis, and what we reconfirm to you today, our commitments that we made a year ago at the consolidated basis.

Let me now move to each of the segments. Paper packaging; paper has obviously been impacted as Tim discussed earlier today, by both the pricing indices and also by OCC costs. But the business continues to operate at very high levels in terms of returns; gross profit that is well in excess of 20%, and operating profits well above our 10% target on an overall basis. So, still a great performing business for us. It’s one that has, obviously, a cyclical nature to it, less so than it historically did, but still we face those challenges.

Flexibles; you heard Hari talk about what we’re going to get accomplished. Again, 2017 run rate for them is just a way post along the way to where we’re ultimately going to get, and so some of the targets have been modified slightly because as we’ve told you, we’re slightly behind where we expected to be on the ultimate path, and we will be stage-gate looking at this business on an ongoing basis. So we’re very confident that the team’s going to deliver.

Rigids; Rigids has outperformed what we expected, and I attribute that to the leadership that we’ve brought in. Michael and Chester and Ole are doing just a fabulous job of really driving improvements in us delivering margin and return to our shareholders, and so we had to step up. It goes back to what Pete said at the beginning. The diversity of our portfolio allows some risk mitigation for the benefit of our shareholders. We’re very pleased with where this business will be coming out of ‘17 on a run rate basis, and we will work to even exceed these numbers, as we will in each and every business.

Land Management I just will briefly touch on. We continue to be very pleased with our Management Team in that business. They turn over every rock and stone, literally, looking for ways to generate profit for us, and they do an excellent job in doing so. It’s very steady performers and a good asset in our portfolio.

Let me just close by coming back to the beginning slide on commitments. We’re very pleased that we’re able to commit to you that we will achieve this, and we’re very confident that we will. Obviously, the events of last evening—we’ll all have to wait and see what the longer-term implications are for currency markets, for the economy and all of those things. We’ll play through those. We believe that the diversity of our portfolio provides us a good position to be in relative to others, and we’ll just continue to manage and execute against our disciplines to provide the best return we can for you.

With that, let me close and turn it back to Matt, who will conduct our Q&A session.

Matt Eichmann:

Great. Thanks a lot, Larry. Ladies and gents, if you have a question, just feel free to raise your hand, please.

Adam Josephson:

Thanks, Matt. Larry, hi, Adam Josephson. Thanks for your presentation.

Just a couple on—one on the Paper business. You talked about, I think, a $60 million hit on price, but it looks like the run rate target went down by about $230 million, right?

Larry Hilsheimer:

Right.

Adam Josephson:

So can you just help me bridge that, what seems to be that gap?

Larry Hilsheimer:

Yes, the other piece was, I mentioned the potential acquisitions, which is about $70 million that we’ve built in the sales number around that business. The other has to do with more of the mechanics of the integration. Maybe Tim, do you want to talk about that a little bit?

Tim Bergwall:

Yes. Adam, the big—the change there, about half of that, actually, around $100 million is Greenfield projects that we were planning on doing, we decided to delay those beyond 2017. Still, good opportunities, but we just didn’t feel the timing was right.

If you look at the rest of that difference and it’s, a lot of the tonnage that we integrate into our own system, we’re not selling that in the open market anymore, so those sales go away, right? Basically eliminations when you roll it off.

The other big chunk of that that Larry mentioned was the price erosion in both the mills and downstream, the sheet feeder (inaudible).

Adam Josephson:

Got it, thanks. Just a couple others. Larry, can you—I don’t think you talked at all about FX sensitivity, but just in light of what’s going on today, any updated euro exposure or pound exposure, anything that…

Larry Hilsheimer:

That’s a fair question, Adam. What we’ve been trying to do as we provide our guidance is talk about this for overall index to our overall portfolio. We talked about it at the beginning of the year. We looked at it as about a 6% impact of sales on where we began the year with guidance, so from top line last year to this year, we looked at it as this 6% impact.

At the second quarter call, we talked about that moving down because the dollar strengthening had not continued on the path that we had originally assumed, and we knocked that down to 5%.

With last night’s activities, that index will change. We haven’t computed what that is yet, because obviously it’s moving all over the place for one. But in looking at it, as we’ve tried to plan for what might happen coming out of this, we’ve tried to think of different factors. If you’d said the pound and the euro sort of lost 5% to the dollar, for the rest of the year, it’s roughly a million to a million and a half impact to us on the bottom line. We had factored that into the guidance range that we gave.

If it’s more than that, then you can sort of look at that on that sensitivity basis. But as we’ve talked about, the problem you get—and I was talking to someone else this morning—I think if anybody tells you that no matter how much war game planning or scenario planning they had, if they really say, “I have a firm hand on what the impact of the vote last night’s going to have on my business,” then their business is either very limited or concentrated, or they may be fooling themselves.

We believe the web that this thing is going to have, and the impacts are wide and probably not well understood. We’ve talked about the complexity of our supply chain and the shifting prices where we acquire our raw materials. So what’s going to happen to the Singapore dollar? What’s going to happen in India? Those are things that you don’t have privy to, what are the individual contracts—and ours move all the time.

So, hopefully that gives you a little sense that we don’t think the impact for the remainder of this year is significant to us on a bottom line basis, and we’ll continue to try to inform you on what we think the top line impact will be as we develop our thoughts of where this is going to play out.

Adam Josephson:

Thanks, Larry. Just one last one on restructuring. What cash restructuring costs are you assuming as part of your kind of run rate?

Larry Hilsheimer:

For ’17 itself, not the run rate coming out of ’17, we’ve talked about $25 million, we’ve talked about that roughly, is where our best thing is at. But we expect it to drop after that, and we’ve talked about coming out of ’17 and into ’18. We don’t expect to have the kind of restructuring charges we’ve had.

Now that said, business conditions change all the time, and we want to make sure that we’re continuously looking at the portfolio of our plants and our operations and businesses, and if the opportunity or need exists, we’re not going to not do it just because we said we were going to go lower. Our full anticipation is that will drop to a more moderate level, and we haven’t even actually quantified it, at five or ten.

Adam Josephson:

Just related to restructuring, I know it’s a fine line between cutting too much and cutting just the right amount to get your business where you need to get it. I mean, how do you think about that, and how do you avoid cutting too deeply to affect employee morale and your operating performance?

Larry Hilsheimer:

I don’t mean to be glib with this response at all, I mean, we work closely—it’s why we have great leaders in our business operations. Those are things we talk about and debate and then DeeAnne weighs in from an HR standpoint. I don’t want to paint DeeAnne in an HR box; she’s a businessperson with a lot of great experience.

So we sit at a table as an Executive Leadership Team and then we try to get input and feedback from our other support teams within the businesses, because we have good talent who’ve been in this business for a long time, and then we try to make the decisions that we think are the right ones for that existing business.

Matt Eichmann:

Thanks, Adam. Questions?

Chris Manuel

Thank you. Just a couple questions. If we could go a little deeper into some of your assumptions here. So you’ve set forward a new run rate coming out of ’17, so a) could we think of these sort of as ’18-ish targets, and then b) one of the components from listening to the different presentations was significant amounts of working capital coming out.

What is the contribution, or how does that look from here to there?

Larry Hilsheimer:

Yes, thank you. Appreciate it, Chris. Two things: one, no, you shouldn’t look at our run rate commitments coming out of ’17 as ’18 targets. It’s meant to be what it is, that what we’re trying to say is, we believe that if you look at the last couple of months of ’17, we should be operating at those levels. But then we want to move up from there.

Now, we have not gone through our process, and Pete’ll make some closing comments and address some things. We haven’t talked about ’18 yet, okay? There’s some good reasons we haven’t. But we expect to grow from that run rate and have better results in ’18 than what we’re coming out of ’17 on run rates. That’s our obligation, and so that’s the game plan.

In terms of working capital contribution; what we talk about, when Pete mentions that we look at working capital as a source, part of that ties into: we believe that we have opportunities to manage down our inventory by having a more full supply chain. The view—Michael Cronin talked about it today—in multiple situations where you’re looking at it from interacting with the Sales Force and the customers—Chester mentioned it, so did Hari and Tim—and the teams have executed on it well all the time.

But planning that, we have not been the best at supply chain management. We’ve been very good sourcing. We’ve maintained more inventory than we need; Michael talked about it. Each plant was sort of managing their own supply chain, and if you think of Europe in the footprint, you can take out costs by managing that more efficiently. Right? You don’t need as much in every plant if you manage it more efficiently across this thing.

All that’s background to go back to Pete’s comment, we believe over time that working capital will be a source of cash, but there clearly is a level of import you can’t go below. You’re only going to be able to go so far in managing your payables and your receivables. You can look to do financing through securitization of receivables, but what you can do is try to manage those levels to stay stable as you grow the business. That, by the incremental growth in your business and profitability, you generate more cash out of your working capital management. That’s what we’re talking about.

Chris Manuel:

Yes, so, just to maybe be specific, if you’re looking at this 205 to 225 as a run rate, does that contemplate, $20 million, $30 million, or a number that comes out over that timeframe and then it stays at a steady state, I don’t know, 7% of sales, 10% of sales or something like that as the organization grows or shrinks, or…?

Larry Hilsheimer:

Yes, we’re trying to maintain and get to the 7.5% of sales, is the target goal for us. That one is one that we’ve said—every one of those other ones we’ve said, that’s a rock hard commitment. That one’s a target that we’re shooting for. It’s an aspiration. We’re confident we can get there but it’s tougher, and that’s why there’s more variability in that range and cash on the bottom target, but that’s how we’re looking at it. Yes, your number is about accurate in terms of how much it contributes.

Chris Manuel:

Okay, that’s helpful. Then I had a couple questions for the two gentlemen from the regions here as well. One of the components that was laid out in the past was—there was the best fix, protect and grow. Obviously the growth market over the last couple of years has not lived up to maybe what we’d anticipated.

If you could help us through your different pieces, whether it’s Ole in the North American component or Mr. Cronin when you’re thinking about the European stuff, where are you seeing, within your business mix, pieces growing, pieces being stable; or how is that maybe tracking versus thoughts; or what is your anticipation as you look forward the next few years, pieces that will be growing where you can monetize that nicely, et cetera?

Ole Rosgaard:

I can answer that.

Chris Manuel:

What you’re referring to is you’re thinking about steel, plastic, fiber, or whether it’s reconditioning, or whether it’s IBC, et cetera.

Ole Rosgaard:

Yes, it’ll always be substrates where you can grow more than other substrates. But my answer will be sort of globally. I can’t talk so much for the past, but looking forward, we are targeting the organization to grow above market growth. We have a percentage we have agreed with the organization that in order to exercise best in practice in commercial excellence, we have to grow more than the market is growing. Some of the initiatives I mentioned earlier are specifically designed to deliver that growth.

Chris Manuel:

Okay, but I mean within your unit, is that feasible? You’ve got pretty big market shares, for example, in North America are you stable?

Ole Rosgaard:

Yes, is the answer. It’s feasible. There’s of course areas where it’s perhaps easier, but it’s feasible.

Chris Manuel:

Okay.

Michael Cronin:

On top of that, the IBC market is growing 6% to 7% compound rate, and the steel market is growing at 1% to 2%. So that gives you an indication of where the global market is going, and therefore where our focus is.

Mark Wilde:

Okay, it’s Mark Wilde from BMO, I just had a couple of questions. Ole, I think you mentioned some more rooftop consolidation coming yet, and I wondered if you could put some color on that. Then, for Larry, I wondered if you could just talk about what you’re doing to kind of mitigate the risk going forward from kind of going to a common operating system platform. A lot of times that causes disruption for companies. You’ve got a lot of different facilities you’re going to be rolling this into.

Ole Rosgaard:

I was only talking about one rooftop consolidation, Mark. It’s one we are currently undertaking, it’s a major one. It’s actually in Brazil, which is part of the Americas. As you know, Brazil is in turmoil politically, economically; and we have a few underperforming clients and businesses there. Like we have done in North America, we are rolling out the same program in Latin America to improve and fix the underperforming businesses we have there. One of them is a rooftop consolidation, which will bring two plants together and they will then make a profit.

Larry Hilsheimer:

Mark, I’ll address your second question. This is one, actually, that I have a very high confidence level in. The reason I have a very high confidence level is how far along we are in the process of this rollout of our SBP LN system. We are now, at this time, redoing North America, and the reason we’re redoing North America is because that then facilitates us to do Latin America.

Once we get through that, we will be with about 80%-plus of our revenue on this system. Then we have a lot of smaller places to complete the rollout on. But we’ve executed this virtually throughout Europe, in most of our European operations, and we’ve had virtually no problems. I mean, Adry Kooyman, who is also our European controller, has done a fantastic job of working tightly with Doug Lingrel and our IT Team at executing this really, I mean, flawlessly. We’re ahead of our schedule and below our budget, and we’ve had no downtime to speak of caused by it. So they’ve executed extremely well. We’ve got good talent and we’re very confident.

We’ve got other elements that tie into that, peripheral systems and our financial reporting system and things like that, we’re working through all those. You have blips. But I would tell you that based on my experiences, both my career at Deloitte and Nationwide, we are doing very well, and we’re very confident about executing and getting done by early 2018.

Adam Josephson or Gary Merwitz:

Pete, this question’s actually for you. I’m wondering—you’ve brought in a lot of talent, and so I’m wondering kind of the themes around what you are focused on in attracting that talent, and then also, I think Ole did a good job of kind of sharing what he’s done from a compensation standpoint to motivate through the changes. I’m wondering if that’s being replicated, how you’re incentivizing the Executive Leadership and how that’s changing.

Pete Watson:

Thanks for the questions. I’ll answer the last question first. So, our incentive alignment is similar to what Ole said about, our leadership is tied to the short-term basis, to RONA. Our long-term is based on a bit of growth. What we’ve also done, which not everybody talked about it, but we are aligning our Commercial Teams to incentive based on value as opposed to volume. It is not exactly the same in every single market and every single region because of cultural differences and because of transitioning from the former compensation model for our Commercial Team to where we want to go.

Again, what we want to do is compensate and reward our Commercial Team and our Plants Team toward what our end target was, delivering value to our shareholders and earning profit and cash.

The first question: my view, in terms of it—and I’ll answer it this way and help me if I answer it correctly—when I looked at developing teams—and I’ve felt like this for 25 years. I come from an athletic background and the business, and I look at three attributes when we hire and recruit talent inside and outside. They have to be highly competitive, and people that have winning in their background. Winners come in all shapes and sizes, and I think successful people are successful at everything they do in life. They’re successful personally, they’re successful professionally; those types of people find ways to win. So I profile people looking at what jobs we put them in and recruiting people, I think that’s a big profile.

The other is intelligence. So it’s not only IQ, but it’s EQ. I think emotional intelligence is very, very important in how somebody’s a leader.

Lastly, which is really critical to me, I think people have to be street smart. You’re operating a business, you have to be street smart. Understand the market and what it takes to win and what it takes to be successful, not only in building teams but delivering value to customers.

Last I think, you’ve got to fit the culture of an organization. And I think, two things I’ll tell you, our expectations is all of our leaders have to be servant leaders, and servant leaders basically understand who your customer is, internal and external, and serve their needs. Last, I think you have to have honesty, integrity, and be the right type of person that we expect to be around.

So those are the three characteristics I look for in people that have won that over a period of time, and I think if you look at the talent we’ve brought in and the people we’ve put in new positions, I think those three characteristics and attributes are pretty consistent, and even throughout our organization you’ll find that.

Adam Josephson or Gary Merwitz:

I’m just wondering as a follow-up, as you think about where you were maybe a year or so ago, right, there’s been macro headwinds.

Pete Watson:

Right.

Adam Josephson or Gary Merwitz:

You’ve done a really good job on this self-help to drive margins. I’m just wondering, as you try to reevaluate the forecast for your run rate of ’17, did you—is this still mostly a self-help story or—and is that becoming more of a challenge that you’re really going to need the top line to really start growing to take next steps from here?

Pete Watson:

That’s a great question. So, what we try to talk about, you’ve heard a lot of these people, our leaders talk about, we need to control what we can control. If we rely on a windfall from the economy, I think we’re whistling in the wind, to be honest with you.

So as Larry talked about and these gentlemen talked about it, the industrial economy growth is not huge, it’s not very encouraging. With the exception of the IBC market, with the exception of some of our downstream paper packaging growth targets. So our growth element is in line, basically, industrial production with some exceptions, and you’ve heard the exceptions, that really focuses on all the leverage we can control, both in the market and in our operations.

I think philosophically, if you worry too much about things you can’t control, it distracts you. I’m a big believer, and all of us are, is you control the levers you can control, and there’s plenty of those levers, more than you can handle, to be honest with you.

We have to execute a high percentage of those controls that we have some authority on and we’re going to do that. If we get unprecedented improvement in the industrial economy, that’s going to be a windfall, but we’re not basing our projections on that. I think that’s fool’s gold, personally.

Matthew Eichmann:

A question that just came in, Pete, from Ghansham Panjabi from R. W. Baird, and I think you’re probably the best person to answer this one. He asks, your customers and end markets are consolidating in some cases. How does that impact the business? Your internal improvement story is working, but do those sorts of consolidations end up with you having to share more savings with customers?

Pete Watson:

Yes, so Ghansham, thanks for the question. Whether it’s paper packaging or rigid packaging, the chemicals sector, there is a lot of consolidation going on with our customers and with our supply base. That’s the reality we face.

I think when you look at consolidation, we need to be positioned well with the customers and segments that we can perform very well in. I think when you do that, you have a better chance to align and win in the consolidations.

We’ve talked about a consistent brand of customer service excellence across all the many companies we have in all the many regions, and if you have weak spots in your brand and you perform really well in three regions and not one in the other, that disrupts your ability to win in these consolidations. So I believe you want to focus being excellent in the fundamentals of customer service, and as consolidation occurs, you put yourself in the position to show your customers the value you bring and expect that you can win more than you lose.

Matthew Eichmann:

Thank you. Any further questions at this time? Okay, if not, Pete, I’ll turn it back over to you, please.

Pete Watson:

I’ve been the CEO for seven months and where I’ve spent a considerable amount of time is, along with our Greif leaders, is engaging our people all around the world, visiting our operations and meeting many of our customers. The sole purpose is how do we align and engage our teams with our vision and our strategic priorities to deliver value.

We talked about the Greif investment thesis. You’ve seen the actions we’re taking and the transformation process we’re engaged in. I feel very, very good about where we’re heading as a Company; I’m excited about our future. I believe the actions we’re taking will make Greif a very attractive investment opportunity for people. I’ll also tell you that many of us in the Leadership Team have personally invested our money in Greif because we believe in the team and we believe in our plan.

Going forward, we’ve still got a significant amount of opportunity we have to do and levers we have to pull to reach our 2017 commitments. I will tell you that myself and Larry Hilsheimer and the Board of Directors and a small select group are charting a path on what is the next great platform for Greif, and we call it our ticket to growth. So we have been looking critically at our portfolio of businesses, not only our business types but where we are located around the world, and we look at market opportunities that can give us growth for the future path for Greif.

I will tell you very adamantly that our first priority is going to be to execute on this transformation plan. We will not be distracted from our course. All of our focus in our business is with how we commit and achieve our transformation targets.

But we want to thank everybody for their time. I know it’s really a privilege to have all of you spend the full morning with us. We thank you for your interest in Greif and hope you have safe travels home, and have a great day. Thank you.